Builders FirstSource Releases 2025 Corporate Social Responsibility Report

April 30, 2025 IRVING, TX (BUSINESS WIRE) – Builders FirstSource, Inc. (NYSE: BLDR) (“Builders FirstSource” or the "Company"), the nation’s largest supplier of building products, prefabricated components, and value-added services to the professional market for new residential construction and repair and remodeling, announced today that it has published its 2025 Corporate Social Responsibility (CSR) report, highlighting how the Company aligns and advances sustainability within its business strategy to deliver value for its customers, team members, and stakeholders. Investors can view the 2025 CSR report on the CSR page of our Investor Relations website.

Highlights from the 2025 CSR report include:

Safety:

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Delivered an industry-leading total recordable incident rate of 1.39, a year-over-year reduction of 10%, meeting our 10% annual goal
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>60% of the Company’s facilities were accident-free in 2024

Team Members & Communities:

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~20 average hours of training per team member
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Supported local communities by delivering more than $5 million in charitable giving in 2024

Operations:

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~89% of the Company’s wood is from Sustainable Forestry Initiative (SFI) or Forest Stewardship Council (FSC) certified vendors
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>7.5 million trees saved since 2019 through sales of the Company’s more efficient manufactured products

"I’m proud of the significant progress we’ve made on our corporate social responsibility journey. In 2024, we continued to provide innovative products and solutions allowing our customers to operate more sustainably. Our safety-always mindset is a core value embedded in our culture and operations. Dedication to a people-first culture has been crucial to our success in attracting, training, and retaining the best talent in the industry, all while continuing to positively impact the communities in which we operate. We remain committed to transforming the homebuilding industry to build a lasting impact for the future,” commented Peter Jackson, CEO of Builders FirstSource.

About Builders FirstSource

Headquartered in Irving, Texas, Builders FirstSource is the largest U.S. supplier of building products, prefabricated components, and value-added services to the professional market segment for new residential construction and repair and remodeling. We provide customers an integrated homebuilding solution, offering manufacturing, supply, delivery, and installation of a full range of structural and related building products. We operate in 43 states with approximately 595 locations and have a market presence in 48 of the top 50 and 92 of the top 100 MSAs, providing geographic diversity and balanced end market exposure. We service customers from strategically located distribution and manufacturing facilities (some of which are co-located) that produce value-added products such as roof and floor trusses, wall panels, stairs, vinyl windows, custom millwork, and pre-hung doors. Builders FirstSource also distributes dimensional lumber and lumber sheet goods, millwork, windows, interior and exterior doors, and other specialty building products. www.bldr.com

Builders FirstSource Contact:

Heather Kos

SVP, Investor Relations

Builders FirstSource, Inc.

investorrelations@BLDR.com